ETE GP Acquirer LLC

Introductory Statement
We use the following definitions in these financial statements:

Name	Definition or Description
/d	Per day
AOCI	Accumulated Other Comprehensive Income (Loss)
Aqua - PVR	Aqua - PVR Water Services, LLC
ARO	Asset Retirement Obligation
Bbls	Barrels
bps	Basis points
Citi	Citigroup Global Markets Inc.
Coal Handling	Coal Handling Solutions LLC
Eagle Rock	Eagle Rock Energy Partners, L.P.
ELG	Edwards Lime Gathering LLC and its wholly-owned subsidiaries, ELG Oil LLC and ELG Utility LLC
EROC	Eagle Rock Energy Partners, L.P.
ETC	Energy Transfer Company, the name assumed by La Grange Acquisition, L.P. for conducting business and shared services, a wholly-owned subsidiary of ETP
ETE	Energy Transfer Equity, L.P.
ETP	Energy Transfer Partners, L.P.
Finance Corp.	Regency Energy Finance Corp., a wholly-owned subsidiary of the Partnership
GAAP	Accounting principles generally accepted in the United States of America
General Partner
Regency GP LP, the general partner of the Partnership, or Regency GP LLC, the general partner of Regency GP LP, which effectively manages the business and affairs of the Partnership through Regency Employees Management LLC

Grey Ranch	Grey Ranch Plant LP, a former joint venture between SUGS and a subsidiary of SandRidge Energy, Inc.
Gulf States	Gulf States Transmission LLC, a wholly-owned subsidiary of the Partnership
Holdco	ETP Holdco Corporation
Hoover	Hoover Energy Partners, LP
HPC	RIGS Haynesville Partnership Co., a general partnership, and its wholly-owned subsidiary, Regency Intrastate Gas LP
IDRs	Incentive Distribution Rights
Lone Star	Lone Star NGL LLC
LTIP	Long-Term Incentive Plan
MBbls	One thousand barrels
MEP	Midcontinent Express Pipeline LLC
MMBtu	One million BTUs. BTU is a unit of energy needed to raise the temperature of one pound of water by one degree Fahrenheit
NGLs	Natural gas liquids, including ethane, propane, normal butane, iso butane and natural gasoline
NYMEX	New York Mercantile Exchange
NMED	New Mexico Environmental Department
Partnership	Regency Energy Partners LP
PEPL	Panhandle Eastern Pipe Line Company, LP
PEPL Holdings	PEPL Holdings, LLC, a former wholly-owned subsidiary of Southern Union that merged into PEPL
PVR	PVR Partners, L.P.
Ranch JV	Ranch Westex JV LLC
Regency Western	Regency Western G&P LLC, an indirectly wholly-owned subsidiary of the Partnership
RGS	Regency Gas Services LP, a wholly-owned subsidiary of the Partnership
RIGS	Regency Intrastate Gas System
SEC	Securities and Exchange Commission
Senior Notes	The collective of 2018 Notes, 2018 PVR Notes, 2020 Notes, 2020 PVR Notes, 2021 Notes, 2021 PVR Notes, 2022 Notes, 2023 5.5% Notes and 2023 4.5% Notes
Series A Preferred Units	Series A convertible redeemable preferred units
Services Co.	ETE Services Company, LLC
Southern Union	Southern Union Company
SUGS	Southern Union Gathering Company LLC
TCEQ	Texas Commission on Environmental Quality
WTI	West Texas Intermediate Crude

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ETE GP Acquirer LLC
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$13	$19
Trade accounts receivable, net	446	292
Related party receivables	24	28
Inventories	57	42
Other current assets	20	19
Total current assets	560	400
Property, plant and equipment	8,033	5,050
Less accumulated depreciation and depletion	(712)	(632)
Property, plant and equipment, net	7,321	4,418
Investment in unconsolidated affiliates	2,178	2,097
Other, net of accumulated amortization of debt issuance costs of $26 and $24	84	57
Intangible assets, net of accumulated amortization of $116 and $107	3,568	682
Goodwill	1,486	1,128
TOTAL ASSETS	$15,197	$8,782

LIABILITIES AND MEMBER’S EQUITY AND NONCONTROLLING INTEREST
Current Liabilities:
Drafts payable	$17	$26
Trade accounts payable	393	291
Related party payables	57	69
Accrued interest	94	38
Other current liabilities	108	51
Total current liabilities	669	475
Long-term derivative liabilities	20	19
Other long-term liabilities	49	30
Long-term debt, net	5,564	3,310
Commitments and contingencies
Regency’s Series A preferred units, redemption amounts of $38 and $38	32	32
Member’s equity and noncontrolling interest:
Total member’s equity	783	782
Noncontrolling interest	8,080	4,134
Total member’s equity and noncontrolling interest	8,863	4,916
TOTAL LIABILITIES AND MEMBER’S EQUITY AND NONCONTROLLING INTEREST	$15,197	$8,782

See accompanying notes to condensed consolidated financial statements

ETE GP Acquirer LLC
Condensed Consolidated Statements of Operations
(in millions except unit data and per unit data)
(unaudited)

	Three Months Ended March 31,
	2014	2013
REVENUES
Gas sales, including related party amounts of $13 and $5	$335	$167
NGL sales, including related party amounts of $50 and $25	331	235
Gathering, transportation and other fees, including related party amounts of $6 and $7	172	127
Net realized and unrealized loss from derivatives	(13)	(3)
Other	38	14
Total revenues	863	540
OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts of $10 and $9	638	387
Operation and maintenance	78	69
General and administrative	33	33
(Gain) loss on asset sales, net	(2)	1
Depreciation, depletion and amortization	94	65
Total operating costs and expenses	841	555
OPERATING INCOME (LOSS)	22	(15)
Income from unconsolidated affiliates	43	35
Interest expense, net	(56)	(37)
Other income and deductions, net	2	(14)
INCOME (LOSS) BEFORE INCOME TAXES	11	(31)
Income tax benefit	(1)	(2)
NET INCOME (LOSS)	$12	$(29)
Net (income) loss attributable to noncontrolling interest	(7)	31
NET INCOME ATTRIBUTABLE TO ETE GP ACQUIRER LLC	$5	$2
See accompanying notes to condensed consolidated financial statements

ETE GP Acquirer LLC
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in millions)
(unaudited)

	Three Months Ended March 31,
	2014	2013
Net income (loss)	$12	$(29)
Other comprehensive income (loss)	—	—
Total other comprehensive income (loss)	—	—
Comprehensive income (loss)	12	(29)
Comprehensive income (loss) attributable to noncontrolling interest	7	(31)
Comprehensive income (loss) attributable to ETE GP Acquirer LLC	$5	$2
See accompanying notes to condensed consolidated financial statements

ETE GP Acquirer LLC
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,
	2014	2013
OPERATING ACTIVITIES:
Net income (loss)	$12	$(29)
Reconciliation of net income (loss) to net cash flows provided by operating activities:
Depreciation, depletion and amortization, including debt issuance cost amortization and bond premium write-off and amortization	97	67
Income from unconsolidated affiliates	(43)	(35)
Derivative valuation changes	17	18
(Gain) loss on asset sales, net	(2)	1
Regency unit-based compensation expenses	2	2
Cash flow changes in current assets and liabilities:
Trade accounts receivable and related party receivables	(21)	(14)
Other current assets and other current liabilities	35	85
Trade accounts payable and related party payables	48	(47)
Distributions of earnings received from unconsolidated affiliates	43	36
Cash flow changes in other assets and liabilities	(1)	(1)
Net cash flows provided by operating activities	187	83
INVESTING ACTIVITIES:
Capital expenditures	(215)	(273)
Capital contributions to unconsolidated affiliates	(40)	(43)
Distributions in excess of earnings of unconsolidated affiliates	9	16
Acquisitions, net of cash received	(213)	—
Proceeds from asset sales	5	12
Net cash flows used in investing activities	(454)	(288)
FINANCING ACTIVITIES:
(Repayments) borrowings under revolving credit facility, net	(519)	179
Proceeds from issuances of senior notes	886	—
Debt issuance costs	(16)	—
Drafts payable	(8)	5
Distributions to non-controlling interest and subsidiary distributions on unvested unit awards	(103)	(79)
Partner distributions	(4)	(4)
Proceeds from Regency issuance of common units, net of issuance costs	34	—
Distributions to Regency Series A preferred units	(1)	(2)
Noncontrolling interest (distributions) contributions	(8)	11
Contributions from previous parent	—	86
Net cash flows provided by financing activities	261	196
Net change in cash and cash equivalents	(6)	(9)
Cash and cash equivalents at beginning of period	19	53
Cash and cash equivalents at end of period	$13	$44

Supplemental cash flow information:
Accrued capital expenditures	$24	$62
Interest paid, net of amounts capitalized	29	18
Issuance of common units in connection with PVR and Hoover Acquisitions	4,015	—
Accrued capital contribution to unconsolidated affiliate	—	8
Long-term debt assumed in PVR Acquisition	1,887	—
See accompanying notes to condensed consolidated financial statements

ETE GP Acquirer LLC
Condensed Consolidated Statement of Member’s Equity and Noncontrolling Interest
(in millions)
(unaudited)

	Member’s Equity	Noncontrolling Interest	Total
Balance - December 31, 2013	$782	$4,134	$4,916
Regency common unit offerings, net of costs	—	34	34
Regency issuance of common units in connection with Hoover Acquisition	—	109	109
Regency issuance of common units in connection with PVR Acquisition	—	3,906	3,906
Regency unit-based compensation expenses	—	2	2
Distributions to partners, noncontrolling interests and subsidiary’s unvested unit awards	(4)	(103)	(107)
Noncontrolling interest distributions	—	(8)	(8)
Net income	5	7	12
Distributions to Regency Series A Preferred Units	—	(1)	(1)
Balance - March 31, 2014	$783	$8,080	$8,863

See accompanying notes to condensed consolidated financial statements

ETE GP Acquirer LLC
Notes to Condensed Consolidated Financial Statements
(Tabular dollar amounts, except per unit data, are in millions)
(unaudited)
1. Organization and Summary of Significant Accounting Policies
Organization of ETE GP Acquirer LLC. ETE GP Acquirer LLC (“GP Acquirer”) is a wholly-owned subsidiary of Energy Transfer Equity, L.P. (“ETE”) and owns 99.999% of the limited partner interest in Regency GP LP and 100% membership interest in Regency GP LLC, an entity that owns the 0.001% general partner interest in Regency GP LP.
Organization of Regency GP LP. Regency GP LP (the “General Partner”) is the general partner of Regency Energy Partners LP. The General Partner owns a 1.3% general partner interest and the incentive distribution rights of Regency Energy Partners LP.
Organization of Regency Energy Partners LP. Regency Energy Partners LP and its subsidiaries (“Regency” or the “Partnership”) are engaged in the business of gathering and processing, compression, treating and transportation of natural gas; the transportation, fractionation and storage of NGLs; the gathering, transportation and terminaling of oil (crude and/or condensate, a lighter oil) received from producers; and the management of coal and natural resource properties in the United States.
SUGS Acquisition. On April 30, 2013, the Partnership and Regency Western G&P LLC (“Regency Western”), an indirectly wholly-owned subsidiary of the Partnership, acquired Southern Union Gas Services (“SUGS”) from Southern Union Company (“Southern Union”), a wholly-owned subsidiary of Holdco, for $1.5 billion (the “SUGS Acquisition”).
The Partnership accounted for the acquisition in a manner similar to the pooling of interests method of accounting as it was a transaction between commonly controlled entities. The Partnership retrospectively adjusted its March 31, 2013 financial statements to include the operations of SUGS for periods prior to April 30, 2013.
The following table presents the revenues and net income for the previously separate entities and the combined amounts presented herein:

Three Months Ended March 31, 2013
Revenues:
Partnership	$349
SUGS	191
Combined	$540

Net loss:
Partnership	$(5)
SUGS	(24)
Combined	$(29)
Basis of Presentation. The unaudited condensed consolidated financial statements of GP Acquirer have been prepared on the same basis as the audited consolidated financial statements for the year ended December 31, 2013. In the opinion of GP Acquirer’s management, such financial information reflects all adjustments necessary for a fair presentation of the financial position and the results of operations for such interim periods in accordance with GAAP. All inter-company items and transactions have been eliminated in consolidation. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with GAAP have been omitted pursuant to the rules and regulations of the SEC.
Use of Estimates. The unaudited condensed consolidated financial statements have been prepared in conformity with GAAP, which includes the use of estimates and assumptions made by management that affect the reported amounts of assets, liabilities, revenues, expenses and disclosure of contingent assets and liabilities that exist at the date of the condensed consolidated financial statements. Although these estimates are based on management’s available knowledge of current and expected future events, actual results could be different from those estimates.
Equity Method Investments. Even though there is a presumption of a controlling financial interest in Aqua - PVR (because of our 51% ownership), our partner in this joint venture has substantive participating rights and management authority that preclude us from controlling the joint venture. Therefore, it is accounted for as an equity method investment.

Coal Royalties Revenues and Deferred Income. The Partnership recognizes coal royalties revenues on the basis of tons of coal sold by its lessees and the corresponding revenues from those sales. The Partnership does not have access to actual production and revenues information until 30 days following the month of production. Therefore, financial results include estimated revenues and accounts receivable for the month of production. The Partnership records any differences between the actual amounts ultimately received or paid and the original estimates in the period they become finalized. Most lessees must make minimum monthly or annual payments that are generally recoverable over certain time periods. These minimum payments are recorded as deferred income. If the lessee recovers a minimum payment through production, the deferred income attributable to the minimum payment is recognized as coal royalties revenues. If a lessee fails to meet its minimum production for certain pre-determined time periods, the deferred income attributable to the minimum payment is recognized as minimum rental revenues, which is a component of other revenues on our consolidated statements of operations. Other liabilities on the balance sheet also include deferred unearned income from a coal services facility lease, which is recognized as other income as it is earned.
2. Regency Unit Activity Reflected in Noncontrolling Interest
Units Activity. The change in Regency’s common and Class F units during the three months ended March 31, 2014 were as follows:

	Common	Class F
Balance - December 31, 2013	210,850,232	6,274,483
Issuance of common units under LTIP, net of forfeitures and tax withholding	10,126	—
Issuance of common units under the equity distribution agreement	1,255,572	—
Issuance of common units in connection with Hoover Acquisition	4,040,471	—
Issuance of common units in connection with PVR Acquisition	140,388,382	—
Balance - March 31, 2014	356,544,783	6,274,483
In June 2014, Regency sold 14,398,848 common units to ETE Common Holdings, LLC (“ETE Common Holdings”), a wholly owned subsidiary of ETE. The common units were sold in a private placement for cash consideration of $27.78 per common unit, representing total gross proceeds to Regency of approximately $400 million. Regency intends to use the net proceeds of the private placement to pay down borrowings on Regency’s revolving credit facility, to redeem certain senior notes of Regency and for general partnership purposes.
On July 2014, Regency sold 16,491,717 common units to ETE Common Holdings. The common units were sold in a private placement for cash consideration of approximately $24.25 per common unit, representing total gross proceeds to Regency of approximately $400 million. Regency used the net proceeds of the private placement to finance a portion of the cash consideration for the Eagle Rock Acquisition (See note 3).
Equity Distribution Agreement. In June 2012, Regency entered into an equity distribution agreement with Citi under which Regency may offer and sell common units having an aggregate offering price of up to $200 million, from time to time through Citi, as sales agent for the Partnership. As of March 31, 2014, no amounts were available to be issued under this agreement. Sales of these units made from time to time under the equity distribution agreement were made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices, in block transactions, or as otherwise agreed upon by Regency and Citi. Regency used the net proceeds from the sale of these common units for general partnership purposes. During the three months ended March 31, 2014, Regency received net proceeds of $34 million from common units sold pursuant to this equity distribution agreement.
Beneficial Conversion Feature. The beneficial conversion feature was incurred as a result of the issuance of Regency Class F units. The Regency Class F units will convert to common units on a one-for-one basis on May 8, 2015.
Quarterly Distributions of Available Cash. Following are distributions declared by Regency subsequent to December 31, 2013:

Quarter Ended	Record Date	Payment Date	Cash Distributions (per common unit)
December 31, 2013	February 7, 2014	February 14, 2014	$0.475
March 31, 2014	May 8, 2014	May 15, 2014	$0.480

3. Acquisitions
2014

PVR Acquisition. On March 21, 2014, the Partnership acquired PVR Partners, L.P. (“PVR”) for a total purchase price of $5.7 billion (based on the Partnership’s closing price of $27.82 per unit on March 21, 2014), including $1.8 billion principal amount of assumed debt (“PVR Acquisition”). PVR unitholders received (on a per unit basis) 1.02 Partnership common units and a one-time cash payment of $36.1 million, which was funded through borrowings under the Partnership’s revolving credit facility. The PVR Acquisition enhances the Partnership’s geographic diversity with a strategic presence in the Marcellus and Utica shales in the Appalachian Basin and the Granite Wash in the Mid-Continent region. The Partnership accounted for the PVR Acquisition using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date. From March 21, 2014 through March 31, 2014, revenues and net income attributable to PVR’s operations of $37 million and $2 million, respectively, are included in the Partnership’s results of operations.

Management’s evaluation of the assigned fair values is ongoing. The table below represents a preliminary allocation of the total purchase price:

At March 21, 2014
Current assets	$150
Property, plant and equipment	2,687
Investment in unconsolidated affiliates	62
Goodwill and intangible assets	3,079
Total assets acquired	$5,978
Current liabilities	166
Long-term debt	1,887
Asset retirement obligations	3
Net assets acquired	$3,922

Hoover Energy Acquisition. On February 3, 2014, the Partnership acquired certain subsidiaries of Hoover Energy Partners, LP for a total purchase price of $293.2 million, consisting of (i) 4,040,471 common units issued to Hoover and (ii) $183.6 million in cash, and (iii) $2 million in asset retirement obligations assumed (the “Hoover Acquisition”). The Hoover Acquisition increases the Partnership’s fee-based revenue, expanding its existing footprint in the southern portion of the Delaware Basin in west Texas, and its services to producers into crude and water gathering. A portion of the consideration is being held in escrow as security for certain indemnification claims. The Partnership financed the cash portion of the purchase price through borrowings under its revolving credit facility. The Partnership accounted for the Hoover Acquisition using the acquisition method of accounting, which requires, among other things, that assets acquired and liabilities assumed be recognized on the balance sheet at their fair values as of the acquisition date. From February 3, 2014 through March 31, 2014, revenues and net income attributable to Hoover Energy Partners LP’s operations of $5 million and $2 million, respectively, are included in the Partnership’s results of operations.

Management’s evaluation of the assigned fair values is ongoing. The table below represents a preliminary allocation of the total purchase price:

At February 3, 2014
Current assets	$5
Property, plant and equipment	114
Goodwill and intangible assets	181
Total assets acquired	$300
Current liabilities	5
Asset retirement obligations	2
Net assets acquired	$293

Pro Forma Results of Operations

The following unaudited pro forma consolidated results of operations for the three months ended March 31, 2014 and 2013 are presented as if the PVR and Hoover acquisitions had been completed on January 1, 2013, and assumes there were no other changes in operations. This pro forma information does not necessarily reflect the actual results that would have occurred had the acquisitions occurred on January 1, 2013, nor is it indicative of future results of operations.

	Three Months Ended March 31,
	2014	2013
Revenues	$1,145	$810
Net loss attributable to the Partnership	(29)	(60)

The pro forma consolidated results of operations include adjustments to reflect incremental expenses associated with the fair value adjustments recorded as a result of applying the acquisition method of accounting and incremental interest expense related to the financing of a portion of the purchase price.

The pro forma information is not necessarily indicative of the results of operations that would have occurred had the transactions been made at the beginning of the periods presented or the future results of the combined operations.

Eagle Rock Acquisition. In December, 2013, the Partnership entered into an agreement to purchase Eagle Rock Energy Partners, LP’s (“Eagle Rock”) midstream business (the “Eagle Rock Midstream Acquisition”) for approximately $1.3 billion. This acquisition is expected to complement the Partnership’s core gathering and processing business and, when combined with the PVR Acquisition, is expected to further diversify the Partnership’s basin exposure in the Texas Panhandle, east Texas and south Texas. On April 29, 2014, Eagle Rock’s unitholders approved the Eagle Rock Midstream Acquisition. After receiving that approval, all significant closing conditions have been met with the exception of the Federal Trade Commission’s (“FTC”) antitrust approval. On April 30, 2014, the Partnership and Eagle Rock certified substantial compliance with the FTC in response to its Request for Additional Information and Documentary Material  regarding the Eagle Rock Midstream Acquisition.  In order to facilitate the FTC’s review, Eagle Rock and the Partnership have agreed with the FTC to not close the proposed transaction before June 30, 2014, unless the FTC first closes its investigation.

In July 2014, the Partnership completed the Eagle Rock Midstream Acquisition for $1.3 billion, including the assumption of $499 million of Eagle Rock’s senior notes due 2019. The remainder of the purchase price was funded by $400 million in common units sold to ETE and borrowings under the revolving credit facility.
4. Investment in Unconsolidated Affiliates
As of March 31, 2014, the Partnership has a 49.99% general partner interest in RIGS Haynesville Partnership Co. (“HPC”), a 50% membership interest in Midcontinent Express Pipeline LLC (“MEP”), a 30% membership interest in Lone Star, a 33.33% membership interest in Ranch JV, a 51% membership interest in Aqua - PVR, and a 50% interest in Coal Handling. The Partnership’s interest in the Aqua - PVR and Coal Handling joint ventures was acquired in the PVR Acquisition. The equity income received from the investments in Aqua - PVR and Coal Handling from March 21, 2014 (the acquisition date) to March 31, 2014 was not material. In March 2014, the Partnership entered into a settlement agreement, whereby the Partnership’s 50% interest in Grey Ranch was assigned to SandRidge Midstream, Inc., resulting in a cash settlement of $4 million and a loss of $1 million recorded to income from unconsolidated affiliates. The carrying value of the Partnership’s investment in each of the unconsolidated affiliates as of March 31, 2014 and December 31, 2013 is as follows:

	March 31, 2014	December 31, 2013
HPC	$439	$442
MEP	541	548
Lone Star	1,097	1,070
Ranch JV	38	36
Aqua - PVR	51	—
Coal Handling	12	—
Grey Ranch	—	1
Total	$2,178	$2,097

The following tables summarize the Partnership’s investment activities in each of the unconsolidated affiliates for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31, 2014
	HPC	MEP	Lone Star	Ranch JV	Grey Ranch
Contributions to unconsolidated affiliates	$—	$—	$27	$—	$—
Distributions from unconsolidated affiliates	(10)	(18)	(25)	—	—
Share of earnings of unconsolidated affiliates’ net income (loss)	7	11	25	2	(1)
Amortization of excess fair value of investment	(1)	—	—	—	—

	Three Months Ended March 31, 2013
	HPC	MEP	Lone Star	Ranch JV
Contributions to unconsolidated affiliates	$—	$—	$27	$1
Distributions from unconsolidated affiliates	(16)	(19)	(17)	—
Share of earnings of unconsolidated affiliates’ net income	10	10	16	—
Amortization of excess fair value of investment	(1)	—	—	—
The following tables present selected income statement data for each of the unconsolidated affiliates, on a 100% basis, for the three months ended March 31, 2014 and 2013:

	Three Months Ended March 31, 2014
	HPC	MEP	Lone Star	Ranch JV
Total revenues	$37	$66	$813	$9
Operating income	18	34	84	7
Net income	15	21	83	6

	Three Months Ended March 31, 2013
	HPC	MEP	Lone Star	Ranch JV
Total revenues	$40	$65	$358	$3
Operating income	20	34	56	—
Net income	20	21	55	—
5. Derivative Instruments
Policies. The Partnership established comprehensive risk management policies and procedures to monitor and manage the market risks associated with commodity prices, counterparty credit and interest rates. The General Partner is responsible for delegation of transaction authority levels, and the Audit and Risk Committee of the General Partner is responsible for overseeing the management of these risks, including monitoring exposure limits. The Audit and Risk Committee receives regular briefings on exposures and overall risk management in the context of market activities.
Commodity Price Risk. The Partnership is a net seller of NGLs, condensate and natural gas as a result of its gathering and processing operations. The prices of these commodities are impacted by changes in supply and demand as well as market forces. Both the Partnership’s profitability and cash flow are affected by the inherent volatility of these commodities which could adversely affect its ability to make distributions to its unitholders. The Partnership manages this commodity price exposure through an integrated strategy that includes management of its contract portfolio, matching sales prices of commodities with purchases, optimization of its portfolio by monitoring basis and other price differentials in operating areas, and the use of derivative contracts. In some cases, the Partnership may not be able to match pricing terms or cover its risk to price exposure with financial hedges, and it may be exposed to commodity price risk. Speculative positions with derivative contracts are prohibited under the Partnership’s policies.
Interest Rate Risk. The Partnership is exposed to variable interest rate risk as a result of borrowings under its revolving credit facility. As of March 31, 2014, the Partnership had $606 million of outstanding borrowings exposed to variable interest rate risk.

Credit Risk. The Partnership’s resale of NGLs, condensate and natural gas exposes it to credit risk, as the margin on any sale is generally a very small percentage of the total sales price. Therefore, a credit loss can be very large relative to overall profitability on these transactions. The Partnership attempts to ensure that it issues credit only to credit-worthy counterparties and that in appropriate circumstances any such extension of credit is backed by adequate collateral, such as a letter of credit or parental guarantee from a parent company with potentially better credit.
The Partnership is exposed to credit risk from its derivative contract counterparties. The Partnership does not require collateral from these counterparties. The Partnership deals primarily with financial institutions when entering into financial derivatives, and utilizes master netting agreements that allow for netting of swap contract receivables and payables in the event of default by either party. If the Partnership’s counterparties failed to perform under existing swap contracts, the Partnership’s maximum loss as of March 31, 2014 would be $3 million, which would be reduced by $2 million, due to the netting features. The Partnership has elected to present assets and liabilities under master netting agreements gross on the condensed consolidated balance sheets.
Embedded Derivatives. The Regency Series A Preferred Units contain embedded derivatives which are required to be bifurcated and accounted for separately, such as the holders’ conversion option and the Partnership’s call option. These embedded derivatives are accounted for using mark-to-market accounting. The Partnership does not expect the embedded derivatives to affect its cash flows.
The Partnership’s derivative assets and liabilities, including credit risk adjustments, as of March 31, 2014 and December 31, 2013 are detailed below:

	Assets		Liabilities
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
Derivatives not designated as cash flow hedges
Current amounts
Commodity contracts	$2	$3	$11	$9
Long-term amounts
Commodity contracts	1	1	—	—
Embedded derivatives in Series A Preferred Units	—	—	20	19
Total derivatives	$3	$4	$31	$28
The Partnership’s statements of operations for the three months ended March 31, 2014 and 2013 were impacted by derivative instruments activities as follows:

		Three Months Ended March 31,
		2014	2013

Derivatives not designated in a hedging relationship	Location of Gain/(Loss) Recognized in Income	Amount of Gain/(Loss) Recognized in Income on Derivatives
Commodity derivatives	Revenues	$(13)	$(3)
Embedded derivatives in Series A Preferred Units	Other income & deductions, net	(1)	(14)
		$(14)	$(17)

6. Long-term Debt
Obligations in the form of senior notes and borrowings under the revolving credit facility are as follows:

	March 31, 2014	December 31, 2013
Senior notes	$4,873	$2,800
Revolving loans	606	510
Unamortized premium and discounts	85	—
Long-term debt	$5,564	$3,310
Availability under revolving credit facility:
Total credit facility limit	$1,500	$1,200
Revolving loans	(606)	(510)
Letters of credit	(21)	(14)
Total available	$873	$676
Long-term debt maturities as of March 31, 2014 for each of the next five years are as follows:

Years Ending December 31,	Amount
2014 (remainder)	$—
2015	—
2016	—
2017	—
2018	900
Thereafter	4,579
Total *	$5,479

*	Excludes a $99 million unamortized premium on the PVR senior notes assumed by the Partnership and a $14 million unamortized discount on the 2022 Notes.
Revolving Credit Facility
In February 2014, Regency Gas Services, LP, a wholly-owned subsidiary of Regency Energy Partners LP, entered into the First Amendment to the Sixth Amended and Restated Credit Agreement (as amended, the “Credit Agreement”) to, among other things, expressly permit the pending PVR and Eagle Rock Midstream acquisitions, and to increase the commitment to $1.5 billion and increase the uncommitted incremental facility to $500 million. The amendment specifically allows the Partnership to assume the series of PVR senior notes that mature prior to the Credit Agreement.
The weighted average interest rate on the total amounts outstanding under the Partnership’s revolving credit facility was 2.41% as of March 31, 2014.
Senior Notes
In February 2014, the Partnership and Regency Energy Finance Corp., a wholly-owned subsidiary of the Partnership, issued $900 million of senior notes that mature on March 1, 2022 (the “2022 Notes”). The 2022 Notes bear interest at 5.875% with interest payable semi-annual in arrears on September 1 and March 1. At any time prior to December 1, 2021, the Partnership may redeem some or all of the notes at 100% of the principal amount thereof, plus a “make-whole” redemption price and accrued and unpaid interest, if any, to the redemption date. On or after December 1, 2021, the Partnership may redeem some or all of the notes at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. If the Partnership undergoes certain change of control transactions, the Partnership may be required to offer to purchase the notes from holders. The 2022 Notes are guaranteed by the Partnership’s existing consolidated subsidiaries except Finance Corp and ELG. The 2022 Notes rank equally in right of payment with all of the Partnership’s existing and future senior unsecured debt, including the Partnership’s other outstanding Senior Notes, and contain the same covenants as the Partnership’s other existing Senior Notes.

In March 2014, in connection with the PVR Acquisition, the Partnership assumed $1.2 billion in aggregate principal amount of PVR’s outstanding senior notes, consisting of $300 million of 8.25% senior notes that mature on April 15, 2018 (the “2018 PVR

Notes”), $400 million of 6.5% senior notes that mature on May 15, 2021 (the “2021 PVR Notes”), and $473 million of 8.375% senior notes that mature on June 1, 2020 (the “2020 PVR Notes”). In April 2014, the Partnership redeemed all of the 2018 PVR Notes for $313 million at a price of 104.125% plus accrued and unpaid interest paid to the redemption date. Interest on the 2021 PVR Notes and the 2020 PVR Notes accrue semi-annually on May 15 and November 15 and June 1 and December 1, respectively.

On March 24, 2014, in accordance with our obligations under the indentures governing the 2020 PVR Notes and the 2021 PVR Notes, we commenced change of control offers pursuant to which holders of such notes were entitled to require us to repurchase all or a portion of their notes at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the repurchase date. The change of control offers for the 2020 PVR Notes and the 2021 PVR Notes expired on April 22, 2014 and, on April 23, 2014, we accepted for purchase less than one million in aggregate principal amount of 2021 PVR Notes.

In April 2014, the Partnership and Finance Corp. commenced a private offer to eligible holders to exchange any and all outstanding 8.375% Senior Notes due 2019 (the “Eagle Rock Notes”) of Eagle Rock and Eagle Rock Energy Finance Corp., of which $550 million in aggregate principal amount is outstanding, for 8.375% Senior Notes due 2019 to be issued by the Partnership and Finance Corp. (the “New Partnership Notes”). The exchange of New Partnership Notes for the Eagle Rock Notes (the “Exchange Offer”) will be conducted on a par-for-par basis, and the New Partnership Notes will have substantially the same economic terms as the outstanding Eagle Rock Notes, including interest rate, interest payment dates, optional redemption terms and maturity. In addition, holders of Eagle Rock Notes accepted for exchange will receive a cash payment from Eagle Rock for accrued and unpaid interest on such notes from the last interest payment date to, but not including, the settlement date for the Exchange Offer. The New Partnership Notes will rank equally with the Partnership’s existing Senior Notes. This Exchange Offer is contingent upon the closing of the Eagle Rock Midstream Acquisition. On April 28, 2014, the Partnership extended the expiration date of the Exchange Offer to May 28, 2014, unless further extended or terminated.

In July 2014, the Partnership completed the exchange of $499 million of the Eagle Rock Notes for the New Partnership Notes.
At March 31, 2014, the Partnership was in compliance with all material covenants under the indentures governing the Senior Notes.
Finance Corp. has no operations and will not have revenues other than as may be incidental as co-issuer of the Senior Notes. Since the Senior Notes are fully and unconditionally guaranteed on a joint basis by its subsidiaries, except for minor subsidiaries, the Partnership has not included condensed consolidated financial information of the guarantors of the Senior Notes.
7. Commitments and Contingencies
Legal. The Partnership is involved in various claims, lawsuits and audits by taxing authorities incidental to its business. These claims and lawsuits in the aggregate are not expected to have a material adverse effect on the Partnership’s business, financial condition, results of operations or cash flows.
PVR Shareholder Litigation. Five putative class action lawsuits challenging the PVR Acquisition are currently pending. All of the cases name PVR, PVR GP and the current directors of PVR GP, as well as the Partnership and the General Partner (collectively, the "Regency Defendants"), as defendants. Each of the lawsuits has been brought by a purported unitholder of PVR, both individually and on behalf of a putative class consisting of public unitholders of PVR. The lawsuits generally allege, among other things, that the directors of PVR GP breached their fiduciary duties to unitholders of PVR, that PVR GP, PVR and the Regency Defendants aided and abetted the directors of PVR GP in the alleged breach of these fiduciary duties, and, as to the actions in federal court, that some or all of PVR, PVR GP, and the directors of PVR GP violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder and Section 20(a) of the Exchange Act. The lawsuits purport to seek, in general, (i) injunctive relief, (ii) disclosure of certain additional information concerning the transaction, (iii) in the event the merger is consummated, rescission or an award of rescissory damages, (iv) an award of plaintiffs’ costs and (v) the accounting for damages allegedly causes by the defendants to these actions, and, (iv) such further relief as the court deems just and proper. The styles of the pending cases are as follows: David Naiditch v. PVR Partners, L.P., et al. (Case No. 9015-VCL) in the Court of Chancery of the State of Delaware); Charles Monatt v. PVR Partners, LP, et al. (Case No. 2013-10606) and Saul Srour v. PVR Partners, L.P., et al. (Case No. 2013-011015), each pending in the Court of Common Pleas for Delaware County, Pennsylvania; Stephen Bushansky v. PVR Partners, L.P., et al. (C.A. No. 2:13-cv-06829-HB); and Mark Hinnau v. PVR Partners, L.P., et al. (C.A. No. 2:13-cv-07496-HB), pending in the United States District Court for the Eastern District of Pennsylvania.

On January 28, 2014, the defendants entered into a Memorandum of Understanding (“MOU”) with Monatt, Srour, Bushansky, Naiditch and Hinnau pursuant to which defendants and the referenced plaintiffs agreed in principle to a settlement of their lawsuits (“Settled Lawsuits”), which will be memorialized in a separate settlement agreement, subject to customary conditions, including consummation of the PVR Acquisition, which occurred on March 21, 2014, completion of certain confirmatory discovery, class certification and final approval by the Court of Common Pleas for Delaware County, Pennsylvania. If the Court approves the settlement, the Settled Lawsuits will be dismissed with prejudice and all defendants will be released from any and all claims relating to the Settled Lawsuits.
The settlement will not affect any provisions of the merger agreement or the form or amount of consideration received by PVR unitholders in the PVR Acquisition. The defendants have denied and continue to deny any wrongdoing or liability with respect to the plaintiffs’ claims in the aforementioned litigation and have entered into the settlement to eliminate the uncertainty, burden, risk, expense, and distraction of further litigation.
Utility Line Services, Inc. vs. PVR Marcellus Gas Gathering LLC.  On May 22, 2012, Plaintiff and Counterclaim Defendant, Utility Line Services, Inc. (“ULS”) filed suit against PVR Marcellus Gas Gathering, LLC now known as Regency Marcellus Gas Gathering LLC (“Regency Marcellus”) relating to a dispute involving payment under a construction contract (the “Construction Contract”) entered into in October 2010 for Regency Marcellus’ multi-phase pipeline construction project in Lycoming County, PA (the “Project”). Under the terms of the Construction Contract, Regency Marcellus believed ULS was obligated to design, permit and build Phases I and II of Regency Marcellus’ 30-inch pipeline and to design additional phases of the project. Due to ULS’ deficiencies and delays throughout the project, as well as extensive overbilling for its services, Regency Marcellus allowed the Construction Contract to terminate in accordance with its terms in December 2011 and refused to pay ULS’ outstanding invoices for the Project. ULS then filed suit alleging: Regency Marcellus’ refusal to pay certain invoices totaling approximately $17 million; penalties pursuant to the Pennsylvania Contractor and Subcontractor Payment Act, 73 P.S. § 501, et seq. (“CASPA”), Regency Marcellus’ alleged wrongful withholding of payments owed to ULS; and breach of contract in connection with Regency Marcellus’ alleged wrongful termination of ULS in December 2011. ULS alleged damages, inclusive of CASPA penalties, are in excess of $30 million. Regency Marcellus alleged counterclaims against ULS for breach of the parties’ contract for engineering and construction services; restitution for Regency Marcellus’ overpayments to ULS because of ULS’ improper billing practices; attorneys’ fees resulting from ULS’ meritless claim under CASPA; and professional malpractice against ULS for negligent performance of various engineering services on the Project. Regency Marcellus’ alleged damages exceed $21 million.

Trial commenced on March 24, 2014 and on April 17, 2014, the jury found in favor of ULS and assessed damages against Regency Marcellus of approximately $24 million. In addition, the jury may order interest and attorneys’ fees against Regency Marcellus of approximately $10 million. The jury found against Regency Marcellus on its counterclaims. Regency Marcellus has filed appropriate post-trial pleadings and is considering its appeal options.

EROC Shareholder Litigation. Two putative class action lawsuits challenging the Eagle Rock Midstream Acquisition are currently pending in federal district court in Houston, Texas. Both cases name Eagle Rock and its current directors, as well as the Partnership and a subsidiary (collectively, the "Regency Defendants"), as defendants. Each of the lawsuits has been brought by a purported unitholder of Eagle Rock (collectively, the “Plaintiffs”), both individually and on behalf of a putative class consisting of public unitholders of Eagle Rock. The Plaintiffs in each case seek to enjoin the transaction, claiming, among other things, that it yields inadequate consideration, was tainted by conflict and constitutes breaches of common law fiduciary duties or contractually imposed duties to the shareholders. The Partnership and its subsidiary are named as “aiders and abettors” of the allegedly wrongful actions of Eagle Rock and its board.
Environmental. The Partnership is responsible for environmental remediation at certain sites on its gathering and processing systems, resulting primarily from releases of hydrocarbons. The Partnership’s remediation program typically involves the management of contaminated soils and may involve remediation of groundwater. Activities vary with site conditions and locations, the extent and nature of the contamination, remedial requirements and complexity. The ultimate liability and total costs associated with these sites will depend upon many factors.
The table below reflects the environmental liabilities recorded at March 31, 2014 and December 31, 2013. Except as described above, the Partnership does not have any material environmental remediation matters assessed as reasonably possible that would require disclosure in the financial statements.

	March 31, 2014	December 31, 2013
Current	$2	$2
Noncurrent	8	6
Total environmental liabilities	$10	$8
The Partnership recorded less than $1 million in expenditures related to environmental remediation for the three months ended March 31, 2014.

Endangered Species Act. In March 2014 the U.S. Fish & Wildlife Service listed the lesser prairie chicken as a “threatened” species under the federal Endangered Species Act. This species is predominantly located in the Partnership’s Permian and Midcontinent regions; therefore, the Partnership may encounter additional costs and delays in infrastructure development. The Partnership is participating, along with other companies in our industry, in a conservation plan for this species, which will allow the Partnership to participate in managing the related conservation efforts.
Air Quality Control. The Partnership is currently negotiating settlements to certain enforcement actions by the NMED and the TCEQ. The TCEQ recently initiated a state-wide emissions inventory for the sulfur dioxide emissions from sites with reported emissions of 10 tons per year or more. If this data demonstrates that any source or group of sources may cause or contribute to a violation of the National Ambient Air Quality Standards, they must be sufficiently controlled to ensure timely attainment of the standard. This may potentially affect three recovery units in Texas. It is unclear at this time how the NMED will address the sulfur dioxide standard.
Compliance Orders from the NMED. The Partnership has been in discussions with the NMED concerning allegations of violations of New Mexico air regulations related to the Jal #3 and Jal #4 facilities. Hearings on the compliance orders were delayed until June 2014 to allow the parties to pursue substantive settlement discussions. The Partnership has meritorious defenses to the NMED claims and can offer significant mitigating factors to the claimed violations. The Partnership has recorded a liability of less than $1 million related to the claims and will continue to assess its potential exposure to the allegations as the matters progress.
CDM Sales Tax Audit. CDM Resource Management LLC (“CDM”), a subsidiary of the Partnership, has historically claimed the manufacturing exemption from sales tax in Texas, as is common in the industry. The exemption is based on the fact that CDM’s natural gas compression equipment is used in the process of treating natural gas for ultimate use and sale. In a recent audit by the Texas Comptroller’s office, the Comptroller has challenged the applicability of the manufacturing exemption to CDM. The period being audited is from August 2006 to August 2007, and liability for that period is potentially covered by an indemnity obligation from CDM’s prior owners. CDM may also have liability for periods since 2008, and prospectively, if the Comptroller’s challenge is ultimately successful. An audit of the 2008 period has commenced. In April 2013, an independent audit review agreed with the Comptroller’s position. While CDM continues to disagree with this position and intends to seek redetermination and other relief, we are unable to predict the final outcome of this matter.

Mine Health and Safety Laws. There are numerous mine health and safety laws and regulations applicable to the coal mining industry. However, since we do not operate any mines and do not employ any coal miners, we are not subject to such laws and regulations. Accordingly, we have not accrued any related liabilities.
In addition to the matters discussed above, the Partnership is involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding matters arising in the ordinary course of business.
8. Related Party Transactions
As of March 31, 2014 and December 31, 2013, details of the Partnership’s related party receivables and related party payables were as follows:

	March 31, 2014	December 31, 2013
Related party receivables
ETE and its subsidiaries	$21	$25
HPC	2	1
Ranch JV	1	2
Total related party receivables	$24	$28

Related party payables
ETE and its subsidiaries	$55	$68
HPC	1	1
Ranch JV	1	—
Total related party payables	$57	$69
Transactions with ETE and its subsidiaries. Under the service agreement with ETE Services Company, LLC (“Services Co.”), the Partnership paid Services Co.’s direct expenses for services performed, plus an annual fee of $10 million, and received the benefit of any cost savings recognized for these services. The service agreement has a five year term ending May 26, 2015, subject to earlier termination rights in the event of a change in control, the failure to achieve certain cost savings for the Partnership or upon an event of default. On April 30, 2013, this agreement was amended to provide for a waiver of the $10 million annual fee effective as of May 1, 2013 through and including April 30, 2015 and to clarify the scope and expenses chargeable as direct expenses thereunder.
On April 30, 2013, the Partnership entered into the second amendment (the “Operation and Service Amendment”) to the Operation and Service Agreement (the “Operation and Service Agreement”), by and among the Partnership, Energy Transfer Company (“ETC”), the General Partner and RGS. Under the Operation and Service Agreement, ETC performs certain operations, maintenance and related services reasonably required to operate and maintain certain facilities owned by the Partnership, and the Partnership reimburses ETC for actual costs and expenses incurred in connection with the provision of these services based on an annual budget agreed upon by both parties. The Operation and Service Agreement Amendment describes the services that ETC will provide in the future.
The Partnership incurred total service fees related to the agreements described above from ETE and its subsidiaries of $1 million and $4 million for the three months ended March 31, 2014 and 2013, respectively.
In conjunction with distributions by the Partnership to the limited and general partner interests, ETE received cash distributions of $17 million and $15 million for the three months ended March 31, 2014 and 2013, respectively.
The Partnership’s contract services operations provide contract compression and treating services to subsidiaries of ETE and records revenue in gathering, transportation and other fees. The Partnership’s contract services operations purchased compression equipment from a subsidiary of ETE for $9 million and $14 million during the three months ended March 31, 2014 and 2013, respectively.
Transactions with Lone Star. In 2013, a subsidiary of the Partnership entered into a nineteen month agreement to sell 4,800 Bbls/d of NGLs to Lone Star. For the three months ended March 31, 2014, the Partnership had recorded $17 million in NGL sales under this contract which is included in the related party receivable from ETE and its subsidiaries.
Transactions with Southern Union. Prior to April 30, 2013, Southern Union provided certain administrative services for SUGS that were either based on SUGS’s pro-rata share of combined net investment, margin and certain expenses or direct costs incurred by Southern Union on the behalf of SUGS. Southern Union also charged a management and royalty fee to SUGS for certain management support services provided by Southern Union on the behalf of SUGS and for the use of certain Southern Union trademarks, trade names and service marks by SUGS. These administrative services are no longer being provided subsequent to the SUGS Acquisition.

Transactions with HPC. Under a Master Services Agreement with HPC, the Partnership operates and provides all employees and services for the operation and management of HPC. The related party general and administrative expenses reimbursed to the Partnership were $4 million and $5 million for the three months ended March 31, 2014 and 2013, respectively, which are recorded in gathering, transportation and other fees.
The Partnership’s contract services operations provide compression services to HPC and record revenues in gathering, transportation and other fees. The Partnership also receives transportation services from HPC and records it as cost of sales.
9. Regency’s Equity-Based Compensation
The Partnership’s LTIP for its employees, directors and consultants authorizes grants up to 5,865,584 common units. LTIP compensation expense of $2 million was recorded in general and administrative expense for the three months ended March 31, 2014 and 2013.

Phantom Units. Phantom units granted during the period were service condition grants that (1) have graded vesting over five years or (2) vest over the next five years on a cliff basis; by vesting 60% at the end of the third year of service and vesting the remaining 40% at the end of the fifth year of service. Distributions related to the unvested phantom units are paid concurrent with the Partnership’s distribution for common units.

The following table presents phantom units activity for the three months ended March 31, 2014:

Phantom Units	Units	Weighted Average Grant Date Fair Value
Outstanding at beginning of period	982,242	$23.16
Service condition grants	710,791	25.97
Vested service condition	(1,126)	24.19
Forfeited service condition	(42,585)	24.64
Outstanding at end of period	1,649,322	$24.33
The Partnership expects to recognize $33 million of compensation expense related to non-vested phantom units over a weighted-average period of 3.9 years.
10. Fair Value Measures
The Partnership’s financial assets and liabilities measured at fair value on a recurring basis are derivatives related to commodity swaps and embedded derivatives in the Regency Series A Preferred Units. Derivatives related to commodity swaps are valued using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 inputs such as commodity prices. These market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk and are classified as Level 2 in the hierarchy. Embedded derivatives related to Regency Series A Preferred Units are valued using a binomial lattice model. The inputs utilized in the model include credit spread, probabilities of the occurrence of certain events, common unit price, dividend yield, and expected volatility, and are classified as Level 3 in the hierarchy.
The following table presents the Partnership’s derivative assets and liabilities measured at fair value on a recurring basis:

	Fair Value Measurements at March 31, 2014			Fair Value Measurements at December 31, 2013
	Fair Value Total	Significant Observable Inputs (Level 2)	Unobservable Inputs (Level 3)	Fair Value Total	Significant Observable Inputs (Level 2)	Unobservable Inputs (Level 3)
Assets
Commodity Derivatives:
Natural Gas	$—	$—	$—	$2	$2	$—
NGLs	3	3	—	2	2	—
Total Assets	$3	$3	$—	$4	$4	$—

Liabilities
Commodity Derivatives:
Natural Gas	$8	$8	$—	$4	$4	$—
NGLs	1	1	—	4	4	—
Condensate	2	2	—	1	1	—
Embedded derivatives in Regency Series A Preferred Units	20	—	20	19	—	19
Total Liabilities	$31	$11	$20	$28	$9	$19
The following table presents the material unobservable inputs used to estimate the fair value of the embedded derivatives in the Regency Series A Preferred Units:

Unobservable Input	March 31, 2014
Credit Spread	4.15%
Volatility	22.55%

Changes in the Partnership’s cost of equity and U.S. Treasury yields would cause a change in the credit spread used to value the embedded derivatives. Changes in the Partnership’s historical unit price volatility would cause a change in the volatility used to value the embedded derivatives.
The following table presents the changes in Level 3 derivatives measured on a recurring basis for the three months ended March 31, 2014. There were no transfers between the fair value hierarchy levels for the three months ended March 31, 2014.

Embedded Derivatives in Series A Preferred Units
Net liability balance at December 31, 2013	$19
Change in fair value	1
Net liability balance at March 31, 2014	$20
The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities. Long-term debt, other than the Senior Notes, is comprised of borrowings under which interest accrues under a floating interest rate structure. Accordingly, the carrying value approximates fair value.
The aggregate fair value and carrying amount of the Senior Notes at March 31, 2014 were $5.1 billion and $4.87 billion, respectively. As of December 31, 2013, the aggregate fair value and carrying amount of the Senior Notes were $2.83 billion and $2.80 billion, respectively. The fair value of the Senior Notes is a Level 1 valuation based on third party market value quotations.